NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
July 10, 2014	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Comments on Strong 2Q Results at Conference

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) delivered continued customer growth in the recently concluded quarter, according to comments made today by Chairman and CEO Lowell McAdam at the Allen & Company conference in Sun Valley, Idaho.

McAdam said Verizon Wireless expects to report a net of more than 1.4 million retail postpaid additions in second-quarter 2014. This includes strong smartphone additions, company-record tablet additions and net additions for handsets. He said Verizon would report very good retail postpaid churn in second-quarter 2014.

McAdam said Verizon also continues to see Wireless margins consistent with the last several quarters, with second-quarter 2014 Wireline margin improving compared with first-quarter 2014.

Verizon will report second-quarter 2014 results on Tuesday, July 22.

Verizon News Release, page 2

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 103 million retail connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries. A Dow 30 company with more than $120 billion in 2013 revenues, Verizon employs a diverse workforce of 176,900. For more information, visit www.verizon.com.

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